SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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Immunomedics, Inc.

(Name of Registrant as Specified In Its Charter)

venBio Select Advisor LLC

Behzad Aghazadeh

Scott Canute

Peter Barton Hutt

Khalid Islam

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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venBio Takes Steps to Protect Rights of Immunomedics Stockholders

Files Motion for Injunction to Stop Immunomedics from Further Shifting Meeting or Record Dates, or Closing Partnership Deal with Seattle Genetics before Elected Board is in Place

Believes an Elected, not Appointed, Board Should Have Opportunity to Review Deal Terms and Ultimately Decide if Deal Is in Best Interests of Stockholders

Carefully Coordinated Timing of Deal Announcement and Annual Meeting Postponement Indicates that Board is Desperately Trying to Entrench Itself and Fears Losing Proxy Fight

As of the Day Before Deal Announcement, venBio’s Lead in the Stockholder Vote was Clear – with 80% of Outstanding Shares Submitted and 55% of Those Cast in Favor of venBio’s Nominees

Highlights Extremely Rare Support from ALL Three Leading Proxy Advisory Firms along with Endorsement from Major Stockholder OrbiMed Advisors for venBio’s FULL Slate of Nominees

Reminds Stockholders that the Existing Record Date has NOT Changed and to Vote on the GOLD Proxy Card to Elect venBio’s Four Highly-Qualified Nominees

NEW YORK (February 14, 2017) – venBio Select Advisor LLC (“venBio”), the beneficial owner of approximately 10.5 million shares, or 9.9%, of Immunomedics, Inc. (NASDAQ: IMMU) (“Immunomedics” or the “Company”) and its largest stockholder, today issued the following statement to Immunomedics stockholders with regard to the Company’s recent announcement of a partnership deal with Seattle Genetics Inc. (NASDAQ: SGEN) for the development of the IMMU-132 drug candidate.

Dr. Behzad Aghazadeh, Managing Partner and portfolio manager at venBio, said: “We believe the deal Immunomedics’ current Board and management announced only four business days before the Annual Meeting vote was motivated by a desire to entrench themselves and rush to announce an agreement before they lost the vote and their Board seats – not a true, carefully considered desire to do what was in the best interests of all stockholders. This is supported by the fact that as of the day before the deal announcement, venBio’s lead in the shareholder vote was becoming increasingly clear – with 80% of outstanding shares submitted and 55% cast in favor of venBio’s nominees.

Despite the presence of newly-appointed (not elected) Board members that have been highly-touted by the Company – but who in our view lack true independence – the Board is acting with the same impunity and disregard for stockholders’ interests that has characterized its actions for many years. The bottom line is that an elected Board should have the opportunity to be seated, review the terms of the partnership deal, and ultimately decide what is in the best interests of stockholders and what will create the greatest long-term value.”

Aghazadeh continued: “The Company’s postponement of the Annual Meeting concurrently with announcing the deal is obviously an example of carefully choreographed maneuvering aimed at securing the entrenchment of the current Board. Clearly, there was no need to rush this deal, and, given the extremely favorable deal terms that Seattle Genetics received, it seems likely that they would have been just as open to a deal on the same terms after an elected Board had taken up their seats, as before. What’s more, the absurdly short and illusory go-shop period is even more troubling since it is only open to a select number of parties still in the strategic process, and we believe there is no way discussions with other potential partners and deal structures could have been sufficiently explored, given there were 33 parties purportedly interested while the new board was only in place as of mid- January. Against this backdrop, what would be the harm of extending the go-shop period longer – except, of course, if the Company desperately wanted to close the deal before the shareholder vote?

In our mind, this is yet another indication that the Company was in a rush to sign up any deal rather than signing up or negotiating the right deal. After numerous conversations with other stockholders we believe this view is widely shared among investors in Immunomedics.

Aghazadeh concluded: “Troublingly, after further reviewing the available details of the partnership deal, as well as considering the factors surrounding its highly suspicious timing, we cannot help but believe that stockholders deserve better. Therefore, we have filed a motion in the Delaware Court of Chancery for an injunction to temporarily stop the Company from taking any steps to close the Seattle Genetics deal until an elected Board is seated, compel them to extend the go-shop provision to enable the Company to enter into a superior proposal, and also to prevent them from playing further games by again shifting the existing record date or Annual Meeting date. We believe that an elected Board should have the opportunity to review the deal and canvas the market for a better deal to deliver the value that stockholders have waited too long for. We will continue wholeheartedly in our efforts to elect our four highly-qualified nominees – Scott Canute, Peter Barton Hutt, Dr. Khalid Islam, and myself – to the Board, and we ask all Immunomedics stockholders for their support.”

venBio notes the following specific issues with regard to the announced partnership:

•	The economics of the deal are substantially inferior to other recent transaction terms. The value of the deal, which we can only gauge by the upfront amount given the lack of disclosed terms, is stunningly low by comparison to other deals. For example, Bristol Myers executed a worldwide license for Five Prime Therapeutics’ antibody FPA008 (Cabiralizumab) for $350M upfront in October 2015, 40% higher than SGEN paid for IMMU-132, despite having never presented a single patient of data and being years away from approval. Similarly, AbbVie acquired Stemcentrx for $5.8B upfront and nearly the same amount in milestones, for what was ostensibly a phase 1 asset with fewer treated patients than IMMU-132.

•	Beyond the economics, the publicly-available terms of the deal are poor. The fact that any competing offer can be matched by Seattle Genetics clearly dissuades other parties from making an offer, as does the fact that the breakup fee is undisclosed. Furthermore, the additional share purchases that Seattle Genetics was granted are absurd both in value and size. Seattle Genetics has the right to purchase 9.9% of the Company for $4.90, which is 52% lower than the $9.40 per share the Company claims the deal is worth, and 7% lower than the closing price on February 10, 2017 – the day the deal was announced, vs. what is more typical deal structures where corporate partnership investments are made at a substantial premium to recent trading ranges. In our opinion, this is designed to incentivize Seattle Genetics to take the deal, since it is multiples below the true value of the asset. Most gallingly, Immunomedics further diluted stockholders by granting Seattle Genetics shares and warrants in excess of the current shares available to them.

•	The current Immunomedics Board has no standing to make a deal. The majority of the current Board was appointed and was never elected by stockholders, yet they have now attempted to change the entire course of the future of the Company and its ability to create value for stockholders. Their credibility has been further chipped away with ALL three of the leading proxy advisory firms – ISS, Glass Lewis, and Egan Jones – unanimously recommending AGAINST the current Board, and with major stockholder OrbiMed Advisors publicly supporting venBio’s nominees. Finally, the Company executed the deal despite being in violation of Delaware law by not holding a stockholder vote in more than 13 months – and they have yet again delayed the Annual Meeting.

•	The deal was clearly rushed and may not be the best deal for stockholders. This deal was struck by a Board that had been on the job for merely one month, understood that a majority of stockholders were swayed by venBio’s arguments, and consequently acted in haste. Nothing about this deal suggests that it had to be signed immediately and could not have waited until an elected Board that has legitimacy was seated. While the Company claims they had 33 interested parties, the fact that they needed a go-shop period clearly indicates that they ran out of time, needed to announce a deal, and declined to explore all options. Go-shop periods are uncommon for biotech licensing deals and are usually taken as an indication that negotiations were unfinished and the deal was rushed. Moreover, the go-shop provision in connection with this effective sale of the Company's "crown jewel" asset reflects that the deal was akin to an M&A transaction designed to be accomplished without a shareholder vote. Finally, the ridiculous shortness of the go-shop period – at just six business days – renders it virtually meaningless.

•	Additional clarity is needed to understand Seattle Genetics’ commitment for development and commercialization of IMMU-132 across various indications. Despite our high regard for Seattle Genetics as a leader in the field of ADCs, we seek to better understand the prioritization of IMMU-132 vs. the company’s multiple competing urothelial cancer programs as well as a competing breast cancer program. Moreover, as they have only just begun to establish a presence outside the U.S., we would welcome the opportunity to better understand the type of commitment that Seattle Genetics has to the global commercialization of IMMU-132. We also lack clarity on how they will maximize the potential of the asset given that they are not yet a force in solid tumors, nor do they have a PARP or a checkpoint/IO strategy, both which have shown synergy with IMMU-132. The importance of these considerations is underlined by Seattle Genetics’ cash positon of ~$370 million Pro Forma after the closing on the deal.

Unfortunately, in venBio’s view, the current Board has hastily given away Immunomedics’ “crown jewel” asset for a mere $250M – a paltry sum for a near-commercial asset of its value. We can only conclude that this inexplicable deal was a tactic to curry favor with stockholders in a transparent ploy to win their votes.

venBio strongly urges stockholders to make sure their voice is heard, and not be muzzled by the actions of the current Board. In our view, this Board lacks independence, the experience, and, importantly, the legitimacy needed to lead the Company forward, and should not be allowed to betroth stockholders to a rushed and inadequate deal that will have a definitive impact on potential long-term stockholder value. That is why we are taking legal action to ensure that the voices of all stockholders are heard.

Vote now on the GOLD proxy card for all four of venBio’s highly-qualified nominees – Peter Barton Hutt, Scott Canute, Dr. Khalid Islam, and Dr. Behzad Aghazadeh.

About venBio Select Advisor LLC
venBio Select Advisor LLC (“venBio Select”) is the SEC registered investment manager for venBio’s public markets strategy and its main equity investment vehicle – the venBio Select Fund – which primarily invests across the biotechnology and therapeutics sector. The venBio Select Fund is managed by Dr.

Behzad Aghazadeh, supported by a team of seasoned professionals with advanced medical and scientific backgrounds, and extensive investment experience in the biopharmaceutical industry. The investment and business operations for venBio Select are based in New York. venBio’s separate venture capital team operates and manages their funds from San Francisco, partnering with industry leaders to build biotechnology companies with a focus on novel therapeutics for unmet medical needs.

Investor Contact

Okapi Partners LLC

Bruce H. Goldfarb / Lydia Mulyk, (212) 297-0720 or Toll-free (855) 305-0857

info@okapipartners.com

Media Contact

Sloane & Company

Dan Zacchei / Joe Germani, 212-486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com

About the Proxy Solicitation

venBio Select Advisor LLC, Behzad Aghazadeh, Scott Canute, Peter Barton Hutt and Khalid Islam (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the stockholders of Immunomedics (the “Company”). All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card is being furnished to some or all of the Company’s stockholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ or from Okapi Partners at 212-297-0720 or info@okapipartners.com.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by the Participants with the SEC on December 6, 2016. This document is available free of charge from the sources indicated above.

Warning Regarding Forward Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS CAN BE IDENTIFIED BY USE OF WORDS SUCH AS "OUTLOOK", "BELIEVE", "INTEND", "EXPECT", "POTENTIAL", "WILL", "MAY", "SHOULD", "ESTIMATE", "ANTICIPATE", AND DERIVATIVES OR NEGATIVES OF SUCH WORDS OR SIMILAR WORDS. FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE ARE BASED UPON PRESENT BELIEFS OR EXPECTATIONS. HOWEVER, FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR AS A RESULT OF VARIOUS RISKS, REASONS AND UNCERTAINTIES. EXCEPT AS REQUIRED BY LAW, VENBIO AND ITS AFFILIATES AND RELATED PERSONS UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE.